Exhibit 21.1

List of Subsidiaries of Health Catalyst, Inc.
Medicity LLC (Delaware, United States)
Health Catalyst UK Ltd (England and Wales)
Health Catalyst Singapore Pte. Ltd. (Singapore)
Able Health LLC (Delaware, United States)